EXECUTION COPY

FIRST AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT

This FIRST AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of September 6, 2017, is by and among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (the “Borrower”), MORGAN STANLEY BANK, N.A. (currently the sole Lender (as defined below) and MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

W I T N E S S E T H

WHEREAS, the Borrower, several banks and other financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain 364-Day Revolving Credit Agreement dated as of September 7, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has sent written notice to the Administrative Agent in accordance with Section 2.18(a) of the Credit Agreement whereby it requested an extension of the Stated Termination Date for two 364-day periods to September 7, 2019;

WHEREAS, the Lenders are willing to so extend the Stated Termination Date; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have also agreed to make certain amendment to the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    Amendment to Definitions in Article I. The following definitions set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Change in Control” means the occurrence of either of the following: (a) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of less than 30% of the Borrower’s then outstanding common stock either (i) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding common stock of the Borrower, or (ii) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Borrower or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 30% of the then outstanding voting securities of the Borrower; or (b) a majority of the directors of the board of directors of the Borrower fail to consist of Continuing Directors.

“Permitted Indebtedness” means any of the following:
(a)    Indebtedness of the Borrower under (i) the Wells Fargo Revolving Credit Facility, and (ii) each of the JPMorgan Reimbursement Agreements relating to the Bonds;

(b)    Indebtedness under the Bank of America Credit Agreement;

(c)    Indebtedness under this Agreement;

(d)    Indebtedness (other than the type described in clause (e) below) of the Borrower and its Subsidiaries (other than South Jersey Gas) so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04;

(e)    Indebtedness of the Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness;

(f)    Indebtedness of South Jersey Gas, under: (i) that certain Five-Year Revolving Credit Agreement, dated as of August 14, 2017, among South Jersey Gas, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent on behalf of said lenders (as such agreement is amended from time to time, the “SJG Credit Agreement”); (ii) that certain Term Loan Credit Agreement, dated as of January 26, 2017, among South Jersey Gas, the lenders party thereto, and PNC Bank, National Association, as administrative agent on behalf of said lenders, as such agreement may be amended from time to time; and (iii) indebtedness under South Jersey Gas’s $200,000,000 commercial paper program;

(g)    Indebtedness of South Jersey Gas under the First Mortgage Notes (as defined in the SJG Credit Agreement) existing as of the Closing Date, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;

(h)    Indebtedness (other than the type described in clause (h) below) of South Jersey Gas, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;

(i)    Indebtedness of South Jersey Gas under Hedging Obligations covering a notional amount not to exceed the face amount of such outstanding Indebtedness; and

(j)    Permitted Commodity Hedging Obligations.

“Permitted Investments” means, any of (a) with respect to the Borrower or any Subsidiary, any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (i) any Investment or Acquisition the result of which would be to change substantially the nature of the business of the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement, and reasonable extensions thereof, (ii) any Investment that is in the nature of a hostile or contested Acquisition, and (iii) any Investment that would result in a Default or Event of Default, (b) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (c) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (d) certificates of deposit or money market deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating in the “A” category or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such deposit and $10,000,000 for any one such bank, or (e) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; provided that, notwithstanding the foregoing, so long as the definition of “Permitted Investment” in the Bank of America Credit Agreement is more restrictive than the foregoing definition, then such definition of “Permitted Investment” in the Bank of America Credit Agreement shall be deemed automatically incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis.

“Stated Termination Date” means September 7, 2019.

“Wells Fargo Revolving Credit Facility” means that certain Five-Year Revolving Credit Agreement, dated as of August 7, 2017, among the Borrower, the lenders referred to therein and Wells Fargo Bank, National Association, as administrative agent, as such agreement may be amended from time to time.

1.2    Additional Definitions added in Article I. The following definitions are added in alphabetical order in Section 1.01 of the Credit Agreement to their entirety to read as follows:

“Acquisition” means any transaction or series of related transactions by which the Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the Capital Stock of any other Person or a majority of the Capital Stock of such Person having ordinary voting power for the election of directors or members of a similar governing body of such Person.

“Bank of America Credit Agreement” means that certain Term Loan Credit Agreement dated as of October 28, 2015 among the Borrower, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto, as such agreement is amended from time to time.

“Investment” shall mean any investment (including, without limitation, any loan or advance) of the Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or Capital Stock of the Borrower or any Subsidiary, and whether such investment is directly or indirectly by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

1.3    Amendments to Section 1.03. Section 1.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1.03    Accounting Terms and Determinations.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.03, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(c)    Unless otherwise expressly provided herein, (i) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.4    Amendments to Section 6.04. Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6.04	Financial Covenants.

So long as any Lender shall have any Commitment hereunder or the Borrower shall have any obligation to pay any amount to the Administrative Agent or any Lender hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, maintain at the end of each fiscal quarter a ratio of Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0; provided that, notwithstanding the foregoing, so long as the maximum ratio of Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis to Consolidated Total Capitalization as provided in Section 6.04 of the Bank of America Credit Agreement (or other corresponding section as subsequently amended or modified) is less than the maximum ratio of Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis to Consolidated Total Capitalization as provided in this Section 6.04, then such ratio in the Bank of America Credit Agreement shall be deemed automatically incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective on the date hereof upon the Administrative Agent receiving the following:

(a)    a copy of this Amendment duly executed by the Borrower, the Lenders and the Administrative Agent;

(b)    a secretary’s certificate in form and substance substantially similar to the certificate delivered pursuant to Section 4.01(b) of the Credit Agreement; provided, however that a bringdown certification of the various deliverables attached thereto shall be acceptable so long as no changes to such documents have been made;

(c)    a certificate of good standing for the Borrower, dated on or immediately prior to the date hereof, from the Secretary of State of the State of New Jersey;

(d)    updated UCC lien search results in form and substance reasonably satisfactory to the Administrative Agent; and

(e)    a legal opinion of Cozen O’Connor, counsel to the Borrower, with respect to this Amendment reasonably acceptable to the Administrative Agent and the Lenders.

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the date hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

(d)    The representations and warranties set forth in Article V of the Credit Agreement and in any other Loan Document are true and correct as of the date hereof (with all applicable materiality standards and except for those which expressly relate to an earlier date).

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3    Reaffirmation of Obligations. The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and the Borrower hereby ratifies the Credit Agreement and each other Loan Document to which the Borrower is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its Obligations.

3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6    Further Assurances. The Borrower agrees to promptly take such action, upon the request of the Administrative Agent, as is reasonably necessary to carry out the intent of this Amendment.

3.7    Entirety. This Amendment, together with the other Loan Documents, embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.9    No Actions, Claims, Etc. As of the date hereof, the Borrower hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12    Submission to Jurisdiction; Waivers; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.13 and 10.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.14    No Waivers. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

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IN WITNESS WHEREOF the parties hereto have caused this First Amendment to 364-Day Revolving Credit Agreement to be duly executed on the date first above written.

BORROWER:            SOUTH JERSEY INDUSTRIES, INC.

By:        /s/ Ann T. Anthony
Name: Ann T. Anthony
Title: Vice President and Treasurer

ADMINISTRATIVE AGENT:	MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:        /s/ Michael King
Name: Michael King
Title: Vice President

LENDER:	MORGAN STANLEY BANK, NA., as a Lender

By:        /s/ Michael King
Name: Michael King
Title: Authorized Signatory

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